UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                         Commission file number 0-29098




(Check One):  Form 10-K    Form 20-F    Form 11-K    [X] Form 10-Q    Form N-SAR

                  For Period Ended:         June 30, 2004
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      [ ]Transition Report on Form 10-K [ ]Transition Report on Form 20-F [
      ]Transition Report on Form 11-K [ ]Transition Report on Form 10-Q [ ]Transition Report on Form N-SAR For the Transition Period Ended:

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type:

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

Navidec Inc.
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Full Name of Registrant

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Former Name if Applicable

6399 S. Fiddlers Green Circle
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Address of Principal Executive Office (Street and Number)

Greenwood Village, CO 80111
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if applicable)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     [X] (b) The subject annual report, semi-annual report, transition on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE


State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

The interim review of our financial statements is currently in progress and cannot be completed by the required filing date without unreasonable cost and effort.

  PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         John McKowen             303                        222-1000
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         (Name)                (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? [X]Yes [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [X]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





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                                  Navidec Inc.
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                (Name of the Registrant as Specified in Charter)

                                                          CIK No. 0001023734

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       August 16, 2004                  By:  /s/  John McKowen
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                                                John McKowen
                                                President and
                                                Chief Executive Officer